Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
October 24, 2012

Tellabs reports third-quarter revenue of $264 million

Tellabs generates $10 million in cash from operations

Naperville, Ill. — Tellabs’ third quarter 2012 revenue totaled $264 million, compared with $330 million in the year-ago quarter.

On a GAAP basis, Tellabs recorded a net loss of $4 million or 1 cent per share in the third quarter of 2012, compared with a net loss of $130 million or 36 cents per share in the third quarter of 2011. Third-quarter 2011 results included impairment charges for goodwill and other intangible assets of $102.7 million. Tellabs’ GAAP gross profit margin was 39.2% in the third quarter of 2012, down from 41.3% in the year-ago quarter.

On a non-GAAP basis, Tellabs recorded net earnings of $6 million or 2 cents per share in the third quarter of 2012, compared with net earnings of $3 million or 1 cent per share in the year-ago quarter. Non-GAAP results for the third quarter of 2012 exclude pretax charges of $9.8 million, including $5.4 million in equity-based compensation expense, $3.3 million in restructuring and other charges and $1.1 million in intangible asset amortization.

For the third quarter of 2012, Optical segment revenue was $108 million, Data segment revenue was $66 million, Access segment revenue was $42 million and Services segment revenue was $48 million.

Fourth Quarter Restructuring — Starting in the fourth quarter of 2012 and continuing through the fourth quarter of 2013, Tellabs will restructure the business to lower its cost of goods sold and reduce sales, general and administrative expenses by about $20 million annually. The restructuring will affect about 200 employees. Tellabs expects to take a restructuring charge of about $11 million in the fourth quarter of 2012, consisting principally of severance and related costs.

“As we transform Tellabs’ business model and create a path to sustained future growth and profitability, we must continue to lower costs and expenses,” said Dan Kelly, Tellabs acting CEO and president. “At the same time, we are increasing R&D investments in our next-generation products to help our customers succeed with Tellabs optical, data and access solutions.”

Fourth-Quarter 2012 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Due to the challenging economic and industry environment, we expect fourth-quarter 2012 revenue to be $240 million to $260 million. We expect non-GAAP gross margin to be 40%, plus or minus a point or two, depending on product mix. We expect fourth-quarter non-GAAP operating expense to be about $10 million higher than in the third quarter of 2012. Tellabs’ fourth-quarter non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $3 million, in equity-based compensation expense. We expect a fourth-quarter non-GAAP tax rate of about 32%.

Cash Dividend —The Tellabs Board of Directors has declared a cash dividend of 2 cents per share. The cash dividend is payable on November 30 to stockholders of record as of the close of business on November 16.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its third-quarter 2012 results at 9:00 a.m. Central time on Thursday, October 25.

To access a simultaneous webcast of the teleconference, go to the Tellabs website at http://www.tellabs.com/investors and click on the webcast icon. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your device is configured properly.

A taped replay of the call will be available at approximately noon Central time on Thursday, October 25. This toll-free replay will be available until midnight Central time on Monday, October 29. A podcast of the call will be posted at http://www.tellabs.com/news/feeds after noon on October 25.

To listen to the teleconference replay, call 855-859-2056. (Outside the United States, call 404-537-3406.) When prompted, enter the Tellabs conference ID number: 39774685.

About Tellabs — Tellabs innovations advance smart networks and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation and customer concentration, the introduction of new products, the entrance into new markets, the ability to secure necessary resources including attracting and retaining key talent, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit, capital markets and fluctuations in currencies, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 30, 2011, supplemented or modified in subsequent filings with the SEC, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs®, , are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Third Quarter		Nine Months
In millions, except per-share data	9/28/12	9/30/11	9/28/12	9/30/11
Revenue
Products	$216.5	$272.7	$663.6	$804.6
Services	47.9	57.1	146.8	164.3

Total revenue	264.4	329.8	810.4	968.9

Cost of Revenue
Products	128.1	158.7	396.8	483.5
Services	32.7	34.8	100.1	111.6

Total cost of revenue	160.8	193.5	496.9	595.1

Gross Profit	103.6	136.3	313.5	373.8

Gross profit as a percentage of revenue	39.2%	41.3%	38.7%	38.6%

Gross profit as a percentage of revenue - products	40.8%	41.8%	40.2%	39.9%
Gross profit as a percentage of revenue - services	31.7%	39.1%	31.8%	32.1%

Operating Expenses
Research and development	53.7	80.8	179.4	244.6
Sales and marketing	29.7	41.4	98.3	126.9
General and administrative	17.9	18.6	58.7	63.3
Intangible asset amortization	1.1	5.0	4.3	15.3
Restructuring and other charges	3.3	19.5	110.2	20.5
Goodwill and IPR&D impairment	—	102.7	—	102.7

Total operating expenses	105.7	268.0	450.9	573.3

Operating Loss	(2.1)	(131.7)	(137.4)	(199.5)

Operating loss as a percentage of revenue	-0.8%	-39.9%	-17.0%	-20.6%

Other Income
Interest income, net	2.1	3.0	5.5	9.4
Other expense, net	(0.2)	(0.9)	(2.3)	(2.6)

Total other income	1.9	2.1	3.2	6.8

Loss Before Income Tax	(0.2)	(129.6)	(134.2)	(192.7)
Income tax (expense) benefit	(3.7)	(0.5)	(14.2)	9.2

Net Loss	$(3.9)	$(130.1)	$(148.4)	$(183.5)

Weighted Average Shares Outstanding
Basic	367.7	365.2	366.8	364.3

Diluted	367.7	365.2	366.8	364.3

Net Loss Per Share
Basic	$(0.01)	$(0.36)	$(0.40)	$(0.50)

Diluted	$(0.01)	$(0.36)	$(0.40)	$(0.50)

Cash Dividends Per Share	$0.02	$0.02	$0.06	$0.06

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	9/28/12	12/30/11
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$134.9	$132.7
Investments in marketable securities	806.9	843.9

Total cash, cash equivalents and marketable securities	941.8	976.6

Other marketable securities	201.6	190.9
Accounts receivable, net of allowances of $1.3 and $1.3	284.8	317.6
Inventories
Raw materials	33.4	33.7
Finished goods	68.0	110.3

Total inventories	101.4	144.0
Income taxes	22.5	27.9
Miscellaneous receivables and other current assets	28.2	39.8

Total Current Assets	1,580.3	1,696.8

Property, Plant and Equipment
Land	20.0	20.0
Buildings and improvements	190.7	197.4
Equipment	395.4	446.9

Total property, plant and equipment	606.1	664.3
Accumulated depreciation	(379.8)	(390.8)

Property, plant and equipment, net	226.3	273.5
Goodwill	122.0	122.0
Intangible Assets, Net of Amortization	5.5	57.1
Other Assets	89.6	98.6

Total Assets	$2,023.7	$2,248.0

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$57.4	$97.1
Accrued compensation	46.7	46.3
Restructuring and other charges	14.4	13.0
Income taxes	50.3	63.5
Loan related to other marketable securities	201.6	190.9
Deferred revenue	21.5	40.8
Other accrued liabilities	76.0	78.4

Total Current Liabilities	467.9	530.0

Long-Term Restructuring Liabilities	4.9	4.7
Income Taxes	21.7	21.2
Other Long-Term Liabilities	43.9	47.4

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 508,766,423 and 505,238,503 shares issued	5.1	5.1
Additional paid-in capital	1,588.2	1,572.4
Treasury stock, at cost: 141,245,374 and 140,250,476 shares	(1,230.9)	(1,227.2)
Retained earnings	1,034.2	1,204.6
Accumulated other comprehensive income	88.7	89.8

Total Stockholders’ Equity	1,485.3	1,644.7

Total Liabilities and Stockholders’ Equity	$2,023.7	$2,248.0

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months
In millions	9/28/12	9/30/11
Operating Activities
Net loss	$(148.4)	$(183.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38.2	57.6
Loss on disposal of property, plant and equipment	1.1	0.7
Equity-based compensation	15.8	21.9
Deferred income taxes	0.3	(0.8)
Restructuring and other charges	110.2	20.5
Net (gain) loss on investments in marketable securities	(0.8)	0.1
Goodwill and IPR&D impairment	—	102.7
Other-than-temporary impairment charges on investments	—	1.8
Excess tax benefits from equity-based compensation	—	(0.2)
Net changes in assets and liabilities:
Accounts receivable	31.4	43.6
Inventories	41.2	6.8
Miscellaneous receivables and other current assets	14.8	(11.0)
Other assets	(0.4)	(2.5)
Accounts payable	(38.5)	(14.0)
Restructuring and other charges	(31.2)	(9.8)
Deferred revenue	(18.9)	(8.1)
Other accrued liabilities	(4.2)	(59.2)
Income taxes	(2.9)	3.4
Other long-term liabilities	(3.2)	(1.8)

Net Cash Provided by (Used for) Operating Activities	4.5	(31.8)

Investing Activities
Capital expenditures	(16.8)	(45.8)
Payments for purchases of investments	(401.6)	(616.1)
Proceeds from sales and maturities of investments	442.9	708.7

Net Cash Provided by Investing Activities	24.5	46.8

Financing Activities
Proceeds from short-term borrowings	—	1.3
Payments of short-term borrowings	—	(1.3)
Proceeds from issuance of common stock under stock plans	0.1	0.6
Repurchase of common stock	(3.7)	(5.0)
Excess tax benefits from equity-based compensation	—	0.2
Dividends paid	(22.0)	(21.8)

Net Cash Used for Financing Activities	(25.6)	(26.0)

Effect of Exchange Rate Changes on Cash	(1.2)	(3.6)

Net Increase in Cash and Cash Equivalents	2.2	(14.6)
Cash and Cash Equivalents - Beginning of Year	132.7	208.8

Cash and Cash Equivalents - End of Period	$134.9	$194.2

RESULTS OF OPERATIONS

Tellabs continues to transform the company with new products and services that are primarily funded by profits from earlier-developed products and services. As customers migrate to new technologies, revenue from earlier-developed products and services declines and overall corporate profitability suffers. This situation is compounded when customers are slow to adopt our new products and services. In the face of these market conditions, Tellabs is streamlining its costs and sales and marketing and general and administrative expenses with the goal of increasing investment in research and development for new products for future revenue growth while maintaining nominal profitability and the ability to generate free cash flow from operations in the near term.

Net loss in the third quarter of 2012 was $3.9 million or $0.01 per share (basic and diluted), compared with net loss of $130.1 million or $0.36 per share (basic and diluted) in the third quarter of 2011 when results included $102.7 million in impairment charges for goodwill and in-process research and development (IPR&D). For the first nine months of 2012, net loss was $148.4 million or $0.40 per share (basic and diluted), compared with net loss of $183.5 million or $0.50 per share (basic and diluted) in the first nine months of 2011. Lower operating expenses, offset by lower gross profit margins, reduced the net loss in the third quarter of 2012, compared with the year-ago period. The net loss in the first nine months of 2012 was driven primarily by lower overall revenue and $110.2 million in restructuring and other charges incurred in the first nine months of 2012.

Revenue (in millions)

	Third Quarter			Nine Months
	2012	2011	Change	2012	2011	Change
Products	$216.5	$272.7	(20.6)%	$663.6	$804.6	(17.5)%
Services	47.9	57.1	(16.1)%	146.8	164.3	(10.7)%

Total revenue	$264.4	$329.8	(19.8)%	$810.4	$968.9	(16.4)%

Third quarter 2012 compared with third quarter 2011

Total revenue was $264.4 million, compared with $329.8 million, as revenue declined in each operating segment. On a geographic basis, revenue from customers outside North America was $138.1 million (or 52% of total revenue), compared with $178.8 million (or 54% of total revenue), as revenue declined in all geographic regions outside North America. Revenue from customers in North America (United States and Canada) was $126.3 million (or 48% of total revenue), compared with $151.0 million (or 46% of total revenue).

First nine months of 2012 compared with first nine months of 2011

Total revenue was $810.4 million, compared with $968.9 million, as revenue declined in each operating segment. On a geographic basis, revenue from customers outside North America was $419.6 million (or 52% of total revenue) compared with $465.6 million (or 48% of total revenue) as increased revenue in the Latin America Caribbean (LAC) region was offset by lower revenue in the Europe, Middle East, Africa (EMEA) and Asia Pacific (APAC) regions. Revenue from customers in North America was $390.8 million (or 48% of total revenue), compared with $503.3 million (or 52% of total revenue), primarily as a result of lower revenue from Tier 1 customers.

Gross Margin

	Third Quarter			Nine Months
	2012	2011	% Point Change	2012	2011	% Point Change
Products	40.8%	41.8%	(1.0)%	40.2%	39.9%	0.3%
Services	31.7%	39.1%	(7.4)%	31.8%	32.1%	(0.3)%
Consolidated	39.2%	41.3%	(2.1)%	38.7%	38.6%	0.1%

Product gross margins declined in the third quarter of 2012, compared with the third quarter of 2011, primarily as a result of lower revenue from Data segment products. Product margins increased slightly in the first nine months of 2012, compared with the first nine months of 2011, as lower costs offset the lower level of overall product revenue.

Services margins declined in third quarter 2012, compared with the third quarter of 2011, primarily as a result of lower revenue from professional services. Services margins declined in the first nine months of 2012, compared with the first nine months of 2011, primarily as a result of lower revenue from professional services and partially driven by an adjustment for business taxes on sales transactions involving deployment services in a foreign jurisdiction in the second quarter of 2012.

Operating Expenses (in millions)

	Third Quarter			Percent of Revenue
	2012	2011	Change	2012	2011
Research and development	$53.7	$80.8	$(27.1)	20.3%	24.5%
Sales and marketing	29.7	41.4	(11.7)	11.2%	12.6%
General and administrative	17.9	18.6	(0.7)	6.8%	5.6%

Subtotal	101.3	140.8	(39.5)	38.3%	42.7%

Intangible asset amortization	1.1	5.0	(3.9)
Restructuring and other charges	3.3	19.5	(16.2)
Goodwill and IPR&D impairment	—	102.7	(102.7)

Total operating expenses	$105.7	$268.0	$(162.3)

	Nine Months			Percent of Revenue
	2012	2011	Change	2012	2011
Research and development	$179.4	$244.6	$(65.2)	22.1%	25.2%
Sales and marketing	98.3	126.9	(28.6)	12.1%	13.1%
General and administrative	58.7	63.3	(4.6)	7.2%	6.5%

Subtotal	336.4	434.8	(98.4)	41.5%	44.9%

Intangible asset amortization	4.3	15.3	(11.0)
Restructuring and other charges	110.2	20.5	89.7
Goodwill and IPR&D impairment	—	102.7	(102.7)

Total operating expenses	$450.9	$573.3	$(122.4)

In the third quarter of 2012, operating expenses decreased, compared with the year-ago period, due primarily to the $102.7 million impairment charge for goodwill and IPR&D in 2011, as well as lower research and development and sales and marketing expenses related to stopping new development of mobile packet-core products.

For the first nine months of 2012, lower research and development, sales and marketing and general and administrative expenses were partially offset by $110.2 million in restructuring and other charges incurred in the first nine months of 2012. Restructuring and other charges in the third quarter of 2012 are due to severance ($2.3 million) and facility- and asset-related charges ($1.0 million). For the first nine months of 2012, restructuring and other charges are due to facility- and asset-related charges ($38.2 million), severance ($24.3 million) and accelerated amortization for abandoned intangible assets ($47.7 million) related to the mobile packet-core technology.

Other Income (in millions)

	Third Quarter			Nine Months
	2012	2011	Change	2012	2011	Change
Interest income, net	$2.1	$3.0	$(0.9)	$5.5	$9.4	$(3.9)
Other expense, net	(0.2)	(0.9)	0.7	(2.3)	(2.6)	0.3

Total other income	$1.9	$2.1	$(0.2)	$3.2	$6.8	$(3.6)

Interest income was down in the third quarter and first nine months of 2012, compared with the year-ago periods, due to lower interest rates and lower investment balances. Other expense, net was lower in the third quarter of 2012, compared with the third quarter of 2011, primarily due to a $0.6 million write-down of long-term equity investments in the third quarter of 2011. Other expense, net for the first nine months of 2012 primarily consisted of increased costs related to hedging foreign-currency exposures. Other expense, net for the first nine months of 2011 primarily included a $1.8 million charge for other-than-temporary impairments from investments in marketable securities and write-downs of long-term equity investments.

Income Taxes

In the third quarter of 2012, we reported tax expense of $3.7 million, compared with tax expense of $0.5 million in the third quarter of 2011. For the first nine months of 2012, we reported tax expense of $14.2 million, compared with a tax benefit of $9.2 million for the first nine months of 2011. While we were able to partially recognize tax benefits on domestic losses in 2011, we established a valuation allowance in 2011 for the remaining domestic losses. We did not recognize tax benefits on domestic losses in 2012 as it is more likely than not that they will not be realized. As a result, tax expenses for the third quarter and the first nine months of 2012 primarily reflect tax on income from foreign operations.

Segments

We operate in four business segments: Optical, Data, Access and Services.

Segment Revenue (in millions)

	Third Quarter			Nine Months
	2012	2011	Change	2012	2011	Change
Optical	$108.0	$120.4	(10.3)%	$334.8	$368.8	(9.2)%
Data	66.2	109.1	(39.3)%	213.3	312.7	(31.8)%
Access	42.3	43.2	(2.1)%	115.5	123.1	(6.2)%
Services	47.9	57.1	(16.1)%	146.8	164.3	(10.7)%

Total revenue	$264.4	$329.8	(19.8)%	$810.4	$968.9	(16.4)%

Segment Profit (Loss)* (in millions)

	Third Quarter			Nine Months
	2012	2011	Change	2012	2011	Change
Optical	$23.5	$20.6	14.1%	$67.3	$67.1	0.3%
Data	1.4	8.0	(82.5)%	1.8	(7.8)	N/M
Access	11.1	7.2	54.2%	23.5	26.6	(11.7)%
Services	15.6	22.8	(31.6)%	48.0	54.4	(11.8)%

Total segment profit	$51.6	$58.6	(11.9)%	$140.6	$140.3	0.2%

*	We define segment profit (loss) as gross profit less research and development expenses. Segment profit (loss) excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, the impact of equity-based compensation and the goodwill and IPR&D impairment charges.

Third quarter 2012 compared with third quarter 2011

Optical

Revenue from the Optical segment was $108.0 million, compared with $120.4 million. Within this segment, we saw lower revenue from the Tellabs® 6300 managed transport systems, the Tellabs® 5000 digital cross-connect systems, and the Tellabs® 7100 series optical transport systems. Optical segment profit grew to $23.5 million, up 14.1% from $20.6 million, despite the lower revenue level. The improvement in optical segment profitability was primarily driven by lower research and development expenses.

Data

Revenue from the Data segment was $66.2 million, compared with $109.1 million, primarily on lower revenue from the Tellabs® 8100 managed access system and the Tellabs® 8600 and 8800 smart routers. Data segment profit, driven primarily by the lower revenue level, was $1.4 million, compared with $8.0 million.

Access

Revenue from the Access segment was $42.3 million, compared with $43.2 million. Within this segment, increased revenue from the Tellabs® 1000 access systems was offset by essentially flat revenue from the Tellabs® 1600 single-family Optical Network Terminals (ONTs) and lower revenue from the Tellabs® 1100 access systems. Access segment profit, driven primarily by improved product gross margins and lower research and development expenses, grew to $11.1 million, up 54.2% from $7.2 million.

Services

Revenue from the Services segment was $47.9 million, compared with $57.1 million. The decline in segment revenue was driven primarily by lower revenue from professional services and support agreements. Services segment profit, driven primarily by the lower level of revenue, was $15.6 million, compared with $22.8 million.

First nine months of 2012 compared with first nine months of 2011

Optical

Revenue from the Optical segment was $334.8 million, compared with $368.8 million. Within this segment, increased revenue from the Tellabs 6300 managed transport systems and flat revenue from the Tellabs 7100 optical transport systems was more than offset by lower revenue from the Tellabs 5000 digital cross-connect systems. Optical segment profit, driven primarily by lower research and development expenses was $67.3 million, compared with $67.1 million, despite the lower revenue level.

Data

Revenue from the Data segment was $213.3 million, compared with $312.7 million, primarily on lower revenue from the Tellabs 8600 and 8800 smart routers. Data segment profit was $1.8 million, compared with a loss of $7.8 million. The return to segment profitability, despite the lower level of revenue, was driven primarily by lower research and development expenses related to stopping new development of mobile packet-core products.

Access

Revenue from the Access segment was $115.5 million, compared with $123.1 million. Within this segment, higher revenue from the Tellabs 1600 single-family ONTs was more than offset by lower revenue from the Tellabs 1000 and 1100 access systems. Access segment profit, driven primarily by the lower level of access-system revenue, was $23.5 million, compared with $26.6 million.

Services

Revenue from the Services segment, driven primarily by lower deployment and professional services revenue and the adjustment for business taxes mentioned earlier, was $146.8 million, compared with $164.3 million. Services segment profit was $48.0 million, compared with $54.4 million. The decline in segment profit was driven primarily by the lower level of revenue.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $941.8 million as of September 28, 2012, which decreased by $34.8 million since year-end 2011. Of the total cash, cash equivalents and marketable securities, as of September 28, 2012, $418.2 million was held in subsidiaries outside the United States and is deemed to be permanently reinvested. We do not currently foresee a need to repatriate funds from our non-U.S. subsidiaries. We could elect to repatriate funds held in one or more foreign jurisdictions. If applicable, withholding taxes could reduce the net amount repatriated. During the quarter, we generated $10.1 million in cash from operations, slightly increasing cash, cash equivalents and marketable securities. We generated $4.5 million in cash from operations during the first nine months of 2012.

During the third quarter of 2012, we distributed $7.4 million to our stockholders through our cash dividend. We also repurchased 11 thousand shares of common stock at a cost of $36 thousand under the 10b5-1 plan. During the first nine months of 2012, we distributed $22.0 million to our stockholders through the cash dividend. We also repurchased 19 thousand shares of common stock at a cost of $67 thousand under the 10b5-1 plan.

We provide no assurance as to a future declaration or payment of a cash dividend nor do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure, liquidity and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

Goodwill

Goodwill totals $122.0 million, and is all in the Services segment. We review goodwill annually for impairment, unless potential interim indicators exist that could result in an impairment. Given that Tellabs’ overall market capitalization was below book value, we completed an interim goodwill impairment review for the Services segment. Step one of this review involved determining the Services segment’s fair value using the present value of future cash flows based on management estimates, judgments and assumptions. Based on the results of our step one review, the fair value of the Services segment exceeded its carrying value; therefore, the second step of the impairment test was not required to be performed and no goodwill impairment was recognized.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, geographic revenue split, and segment revenue and profit.

Third quarter 2012 compared with second quarter 2012

Total revenue, was $264.4 million, compared with $288.1 million as increased Access segment revenue was offset by declines in the other operating segments. Revenue from customers outside North America was $138.1 million, (or 52% of total revenue), compared with $150.2 million (or 52% of total revenue) as increased revenue in the APAC region was more than offset by lower revenue in the EMEA and LAC regions. Revenue from customers in North America was $126.3 million (or 48% of total revenue), compared with $137.9 million (or 48% of total revenue).

Optical

Revenue from the Optical segment was $108.0 million, compared with $122.4 million. Within this segment, we saw lower revenue from the Tellabs 6300 managed transport systems, the Tellabs 5000 digital cross-connect systems and the Tellabs 7100 optical transport systems. Optical segment profit was $23.5 million, compared with $29.0 million. The decline in segment profit was driven primarily by the lower level of segment revenue.

Data

Revenue from the Data segment was $66.2 million, compared with $77.7 million. Increased revenue from the Tellabs 8800 smart routers edge systems was offset by lower revenue from the Tellabs 8600 smart routers and the Tellabs 8100 managed access systems. Data segment profit, driven by the lower revenue level, was $1.4 million compared with $5.4 million.

Access

Revenue from the Access segment was $42.3 million, up 13.4% from $37.3 million. Within this segment, increased revenue from the Tellabs 1600 single-family ONTs and the Tellabs 1000 access systems more than offset lower revenue from the Tellabs 1100 access systems. Access segment profit, driven primarily by the higher revenue level, was $11.1 million, up 85.0% from $6.0 million.

Services

Revenue from the Services segment was $47.9 million, compared with $50.7 million. The decrease in segment revenue was driven primarily by lower revenue from professional services and support agreements. Services segment profit, driven primarily by the lower level of revenue, was $15.6 million, compared with $17.2 million.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Third quarter 2012 compared with second quarter 2012

Non-GAAP gross profit margin was 39.4%, compared with 39.9%. The decline was driven primarily by lower revenue in the Data and Optical segments.

Non-GAAP operating expenses were $96.6 million, down from $106.4 million, on lower research and development, sales and marketing, and general and administrative expenses related to stopping new development of mobile packet-core products.

Non-GAAP operating earnings were $7.7 million, compared with $8.5 million, as lower operating expenses were primarily offset by the lower level of revenue.

Driven primarily by lower operating expenses and partially offset by lower revenue, non-GAAP net earnings were $6.5 million or $0.02 per share (basic and diluted), compared with $6.2 million or $0.02 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Quarter Ended		Nine Months Ended
In millions, except per-share data	9/28/12	9/30/11	9/28/12	9/30/11
Gross Profit Reconciliation (GAAP / non-GAAP)
GAAP gross profit	$103.6	$136.3	$313.5	$373.8

Equity-based compensation - products (a)	0.3	0.3	0.9	1.3
Equity-based compensation - services (a)	0.4	0.5	1.3	1.7

Total adjustments related to gross profit	0.7	0.8	2.2	3.0

Non-GAAP gross profit	$104.3	$137.1	$315.7	$376.8

Non-GAAP gross profit percentage	39.4%	41.6%	39.0%	38.9%

Non-GAAP gross profit percentage - products	41.0%	41.9%	40.3%	40.1%
Non-GAAP gross profit percentage - services	32.6%	39.9%	32.7%	33.1%

Operating Expenses Reconciliation (GAAP / non-GAAP)
GAAP operating expenses	$105.7	$268.0	$450.9	$573.3

Equity-based compensation - research and development (a)	1.0	2.3	4.3	8.1
Equity-based compensation - sales and marketing (a)	0.6	1.1	2.3	3.7
Equity-based compensation - general and administrative (a)	3.1	2.1	7.1	7.3
Intangible asset amortization (b)	1.1	5.0	4.3	15.3
Restructuring and other charges (c), (d)	3.3	19.5	110.2	20.5
Goodwill and IPR&D impairment (e)	—	102.7	—	102.7

Total adjustments related to operating expenses	9.1	132.7	128.2	157.6

Non-GAAP operating expenses	$96.6	$135.3	$322.7	$415.7

Operating (Loss) Earnings Reconciliation (GAAP / non-GAAP)
GAAP operating loss	$(2.1)	$(131.7)	$(137.4)	$(199.5)

Total adjustments related to gross profit	0.7	0.8	2.2	3.0
Total adjustments related to operating expenses	9.1	132.7	128.2	157.6

Non-GAAP operating earnings (loss)	$7.7	$1.8	$(7.0)	$(38.9)

Non-GAAP operating earnings (loss) as a percentage of revenue	2.9%	0.5%	-0.9%	-4.0%

Net Earnings (Loss) Reconciliation (GAAP / non-GAAP)
GAAP net loss	$(3.9)	$(130.1)	$(148.4)	$(183.5)

Total adjustments related to gross profit	0.7	0.8	2.2	3.0
Total adjustments related to operating expenses	9.1	132.7	128.2	157.6
Write-downs of long-term equity investments (f)	—	0.6	—	0.6
Income tax effect (g)	0.6	(0.9)	15.4	0.9

Non-GAAP net earnings (loss)	$6.5	$3.1	$(2.6)	$(21.4)

Non-GAAP net earnings (loss) per share - basic	$0.02	$0.01	$(0.01)	$(0.06)

Non-GAAP net earnings (loss) per share - diluted	$0.02	$0.01	$(0.01)	$(0.06)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information to evaluate our operating performance. These operating performance measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial performance measures, we provide a reconciliation of non-GAAP financial performance measures to the most closely applicable GAAP financial performance measure. Management believes the non-GAAP financial performance measures are an important measure of operating performance and provides useful information to investors to better evaluate the operating performance of our business as it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it facilitates comparisons to historical results of operations. Management uses these non-GAAP financial performance measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business as well as for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Quarter Ended
In millions, except per-share data	9/28/12	6/28/12
Gross Profit Reconciliation (GAAP / non-GAAP)

GAAP gross profit	$103.6	$114.2

Equity-based compensation - products (a)	0.3	0.3
Equity-based compensation - services (a)	0.4	0.4

Total adjustments related to gross profit	0.7	0.7

Non-GAAP gross profit	$104.3	$114.9

Non-GAAP gross profit percentage	39.4%	39.9%

Non-GAAP gross profit percentage - products	41.0%	41.2%
Non-GAAP gross profit percentage - services	32.6%	33.9%

Operating Expenses Reconciliation (GAAP / non-GAAP)
GAAP operating expenses	$105.7	$112.6

Equity-based compensation - research and development (a)	1.0	1.5
Equity-based compensation - sales and marketing (a)	0.6	0.8
Equity-based compensation - general and administrative (a)	3.1	2.0
Intangible asset amortization (b)	1.1	1.0
Restructuring and other charges (c)	3.3	0.9

Total adjustments related to operating expenses	9.1	6.2

Non-GAAP operating expenses	$96.6	$106.4

Operating (Loss) Earnings Reconciliation (GAAP / non-GAAP)
GAAP operating (loss) earnings	$(2.1)	$1.6

Total adjustments related to gross profit	0.7	0.7
Total adjustments related to operating expenses	9.1	6.2

Non-GAAP operating earnings	$7.7	$8.5

Non-GAAP operating earnings as a percentage of revenue	2.9%	3.0%

Net Earnings (Loss) Reconciliation (GAAP / non-GAAP)
GAAP net loss	$(3.9)	$(4.7)

Total adjustments related to gross profit	0.7	0.7
Total adjustments related to operating expenses	9.1	6.2
Income tax effect (g)	0.6	4.0

Non-GAAP net earnings	$6.5	$6.2

Non-GAAP net earnings per share - basic	$0.02	$0.02

Non-GAAP net earnings per share - diluted	$0.02	$0.02

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information to evaluate our operating performance. These operating performance measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial performance measures, we provide a reconciliation of non-GAAP financial performance measures to the most closely applicable GAAP financial performance measure. Management believes the non-GAAP financial performance measures are an important measure of operating performance and provides useful information to investors to better evaluate the operating performance of our business as it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it facilitates comparisons to historical results of operations. Management uses these non-GAAP financial performance measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business as well as for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	In conjunction with the January 30, 2012 Restructuring Plan, we recorded $47.7 million of accelerated amortization for abandoned intangible assets in the first quarter of 2012 related to the mobile packet core technology. We believe this non-cash GAAP measure is not indicative of our core operating performance.

(e)	We recorded a $82.7 million goodwill impairment charge in the third quarter of 2011, which related to the Broadband segment. In addition, we recorded a $20.0 million other-than-temporary impairment for in-process research and development intangible assets in the third quarter and first nine months of 2011. We believe these non-cash GAAP measures are not indicative of our core operating performance.

(f)	The $0.6 million adjustment to Other expense in the third quarter and first nine months of 2011 reflects losses on the write-down of long-term equity investments. We exclude write-downs and gains on sales of long-term equity investments because we believe that they are not related directly to the underlying performance of our working capital assets.

(g)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income.